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                       EMPLOYMENT AGREEMENT



          THIS EMPLOYMENT AGREEMENT is made and entered into this 28th day of October, 1996, by and between 3D SYSTEMS CORPORATION, a Delaware corporation ("Employer"), and RICHARD BALANSON
("Employee").

                             RECITALS

          A. Employer is engaged in the business of developing, manufacturing and marketing solid-imaging systems.

          B. Employer desires to employ Employee, and Employee desires to be employed, on the terms and conditions set forth in this Agreement.

                            AGREEMENT

          Accordingly, in consideration of the mutual covenants contained herein, the parties agree as follows:

          1.   INITIAL TERM OF AGREEMENT

               The initial term of this Agreement shall begin on October 28, 1996 and shall continue until the earlier of (a) the date on which it is terminated pursuant to Section 5 or (b) October 28, 2000.

          2.   EMPLOYMENT

               2.1 EMPLOYMENT OF EMPLOYEE. Employer hereby hires Employee as Executive Vice President. Employee hereby accepts such employment on the terms and conditions of this Agreement.

               2.2 POSITION AND DUTIES. Employee shall serve, as the Executive Vice President of Employer and shall have the general powers and duties of management usually vested in that office in a corporation and such other powers and duties as may be prescribed by the Board of Directors or the Bylaws of Employer. In this position, Employee will report directly to, and be subject to the supervision of, Employer's President, or otherwise, as the CEO or Board of Directors may specify.

               2.3 STANDARD OF PERFORMANCE. Employee agrees that he will at all times faithfully and industriously and to the best of his ability, experience and talents perform all of the duties that may be required of and from him pursuant to the terms of this Agreement. Such duties shall be performed at such place or places

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as the interests, needs, business and opportunities of Employer shall require or render advisable.

               2.4 EXCLUSIVE SERVICE. Employee shall devote all of his business energies and abilities and all of his productive time to the performance of his duties under this Agreement (reasonable absences during holidays and vacations excepted), and shall not, without the prior written consent of Employer, render to others any service of any kind (whether or not for compensation) or have or maintain an affiliation with any other entity that, in the opinion of Employer, would materially interfere with the performance of his duties under this Agreement.

          3.   COMPENSATION

               3.1 COMPENSATION. During the term of this Agree-ment, Employer shall pay the amounts and provide the benefits described in this Section 3, and Employee agrees to accept such amounts and benefits in full payment for Employee's services under this Agreement.

               3.2 BASE SALARY. Employer shall pay to Employee a base salary of $225,000 annually in equal installments payable no less frequently than monthly. The base annual salary may be reviewed periodically and increased, at the option of Employer.

               3.3 BONUS AND/OR INCENTIVE COMPENSATION. Employee shall receive a contingent signing bonus of $50,000, payable in four installments of $12,500, provided that Employee is a continuing active employee on the date that each installment is due. The sign-up bonus installment dates shall be: (i)
October 28, 1996; (ii) January 31, 1997; (iii) April 30, 1997; and
(iv) July 31, 1997. In addition to the sign-up bonus, Employee shall be entitled to participate in Employer's executive bonus plan then in effect, with a bonus range of $0 to the maximum of 75% of Employee's base salary.

               3.4 FRINGE BENEFITS. Subject to Section 3.6 and upon satisfaction of the applicable eligibility requirements, Employee shall be entitled to all fringe benefits which Employer may make generally available from time to time for its executive employees. Such benefits shall include without limitation those available, if any, under any group insurance, profit sharing, pension or retirement plans or sick leave policy.

               3.5 VACATION AND HOLIDAYS. Employee shall be entitled to such vacation plans and paid holidays as Employer shall generally make available to its executive employees. Each vacation shall be taken by Employee at a time convenient to Employer. If at any time or times during the term of this Agreement Employee's

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accrued vacation time reaches four weeks, no additional vacation time shall accrue until one or more vacation days have been taken by Employee, after which vacation time shall again begin to accrue, subject, however, to the maximum of fours weeks' accrued vacation time.

               3.6 DEDUCTION FROM COMPENSATION. Employer shall deduct and withhold from all compensation payable to Employee all amounts required to be deducted or withheld pursuant to any present or future law, ordinance, regulation, order, writ, judgment, or decree requiring such deduction and withholding.

              3.7 RELOCATION ASSISTANCE. Employer agrees to provide Employee with relocation assistance in accordance with the Relocation Assistance Program attached hereto as Exhibit "A". Should, prior to October 28, 1997, Employee voluntarily terminate his employment under Section 5.3 of this Agreement, Employee shall within six months of his termination date repay to Employer on a pro rata basis to the date of termination all costs incurred by Employer pursuant to the Relocation Assistance Program.

              3.8 SALARY CONTINUATION AND DISABILITY. If Employee becomes totally disabled while in the employ of Employer, Employer agrees to continue his base annual salary for the first three months of disability. Total disability means Employee is unable to perform his duties due to bodily injury or sickness, including mental or nervous disorder, as determined by a physician selected by Employer, and while disabled he does not engage in any employment for wage or profit. This provision is in addition to any disability plan in effect for executive employees at the time of Employee's total disability.

               Employer's obligation to continue Employee's base annual salary shall be reduced by any payments for which he and his dependents are eligible under the Federal Social Security Act, and any payment to which he is eligible under the Worker's Compensation Law, Unemployment Insurance Code or other similar legislation, or under any other plan or insurance providing benefits for loss of time from disability or unemployment.

          4.   REIMBURSEMENT OF EXPENSES

               Employer shall pay to or reimburse Employee for those travel and similar expenditures incurred by Employee which Employer determines are reasonably necessary for the proper discharge of Employee's duties under this Agreement and for which Employee submits appropriate receipts and indicates the amount, date, location and business character.

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          5.   TERMINATION

               5.1  TERMINATION DATE.  This Agreement shall
terminate, as provided for in Section 1, above. Employer and Employee may, upon mutual agreement, elect to continue Employee's employment on an at-will basis (meaning that either Employee or Employer may terminate the employment relationship at any time, with or without cause or notice), after the initial term of this Agreement. This period shall be referred to as the "Employment Extension Period." Unless modified in writing by Employer, during the Employment Extension Period, the provisions of this Agreement shall continue in full force and effect, with the exception of Sections 5.2 through 5.4, which shall be superseded by the employment at-will nature of the Employment Extension Period.

               5.2 TERMINATION WITHOUT CAUSE. Without cause, Employer may terminate this Agreement at any time for any reason, or no reason by giving Employee 30 days' written notice. If requested by Employer to do so, Employee shall continue to perform his duties under this Agreement during such 30 day period. This Agreement shall automatically and without further action of Employer terminate on the death of Employee.

               If this Agreement is terminated by Employer during the initial term of this Agreement without cause or reason other than death or disability, Employer guarantees to continue to pay Employee's base salary for 12 months from the date of termination (subject to any withholding required by law).

               5.3 VOLUNTARY TERMINATION. Employee may terminate this Agreement at any time for any reason, or no reason by giving Employer 30 days' written notice. If requested by Employer to do so, Employee shall continue to perform his duties under this Agreement during such 30-day period.

               5.4 TERMINATION FOR CAUSE. Employer may terminate this Agreement at any time without prior notice for "cause" or in the event that Employee does not cure a breach of any provision of this Agreement within five days after Employer delivers demand to Employee to cure such breach. For this purpose, "cause" shall include, without limitation, (i) Employee's insubordination, meaning the willful failure to conform to or conduct himself in accordance with the policies and standards of Employer or the refusal to perform the duties assigned pursuant to Section 2;
(ii) the dishonesty of Employee; (iii) Employee's conviction for a felony or for fraud, embezzlement or any other act of moral turpitude; (iv) any willful violation by Employee of laws or regulations applicable to Employer's business; or (v) Employee's gross negligence or willful misconduct in the performance of his duties under this Agreement which would adversely affect the

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business or reputation of Employer.  A termination by Employee at any time after the occurrence of an event which would constitute cause for termination by Employer shall be considered a termination by Employer for cause, rather than a voluntary termination under
Section 5.3.

               5.5 RETURN OF EMPLOYER PROPERTY. Within five days after termination, Employee shall return to Employer all products, books, records, forms, specifications, formulae, data processes, designs, papers and writings relating to the business of Employer including without limitation proprietary or licensed computer programs, customer lists and customer data, and/or copies or duplicates thereof in Employee's possession or under Employee's control. Employee shall not retain any copies or duplicates of such property and all licenses granted to him by Employer to use computer programs or software shall be revoked upon termination.

          6.   CONFIDENTIAL INFORMATION

               6.1 CONFIDENTIALITY PROGRAM. Employee shall take such steps and shall adopt and/or implement such policies and programs as may be necessary to protect and to cause all subor-dinate employees of Employer to protect the inventions, trade secrets and other confidential information of Employer, its affiliates and customers. Employer shall require Employee to sign a confidentiality, inventions, trade secrets, and conflict of interest agreement as part of Employee's employment, attached hereto as Exhibit "B."

               6.2 NO SOLICITATION. During employment and for a period of two (2) years after termination of Employee's employment, Employee agrees not to utilize trade secrets OR Confidential Information to solicit, or cause to be solicited, any customers of Employer for purposes of promoting or selling any products or services competitive with those of Employer. In addition, during employment and for a period of two (2) years after termination of Employee's employment with Employer, Employee hereby agrees not to solicit, or cause to be solicited, away from Employer any employees of Employer for purposes of having such employees engage or participate in any business enterprise, or become employed by anyone, in competition with Employer. Furthermore, in order to protect the trade secrets and Confidential Information of Employer, Employee hereby agrees not to accept any employment or engage in any activities competitive with Employer for a period of two (2) years after termination of employment with Employer if the loyal and complete fulfillment of the duties of the competitive employment or activities would inherently call upon Employee to reveal any of the trade secrets and Confidential Information of Employer to which Employee had access during employment by Employer.

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               6.3  CONTINUING EFFECT.  The provisions of this
Section 6 shall remain in effect after termination of employment.

          7.   OTHER PROVISIONS

               7.1 COMPLIANCE WITH OTHER AGREEMENTS. Employee represents and warrants to Employer that the execution, delivery and performance of this Agreement will not conflict with or result in the violation or breach of any term or provision of any order, judgment, injunction, contract, agreement, commitment or other arrangement to which Employee is a party or by which he is bound, including without limitation any agreement restricting the sale of products similar to Employer's products in any geographic location or otherwise. Employee acknowledges that Employer is relying on his representation and warranty in entering into this Agreement, and agrees to indemnify Employer from and against all claims, demands, causes of action, damages, costs or expenses (including attorneys' fees) arising from any breach thereof.

               7.2 INJUNCTIVE RELIEF. Employee acknowledges that the services to be rendered under this Agreement and the items described in Sections 5.5 and 6 are of a special, unique and extraordinary character, that it would be difficult or impossible to replace such services or to compensate Employer in money damages for a breach of this Agreement. Accordingly, Employee agrees and consents that if he violates any of the provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to temporary and permanent injunctive relief, without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith.

               7.3 ATTORNEYS' FEES. The prevailing party in any suit, arbitration or other proceeding brought to enforce any provisions of this Agreement, shall be entitled to recover all costs and expenses of the proceeding and investigation (not limited to court costs), including attorneys' fees.

               7.4 NONDELEGABLE DUTIES. This is a contract for Employee's personal services. The duties of Employee under this Agreement are personal and may not be delegated or transferred in any manner whatsoever, and shall not be subject to involuntary alienation, assignment or transfer by Employee during his life.

               7.5 ENTIRE AGREEMENT. This Agreement (and any referenced documents) is the only agreement and understanding between the parties pertaining to the subject matter of this Agreement, and supersedes all prior agreements, summaries of agree-ments, descriptions of compensation packages, discussions, negotiations, understandings, representations or warranties,

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whether verbal or written, between the parties pertaining to such subject matter.

               7.6 GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws, without regard to the laws as to choice or conflict of laws, of the State of California.

               7.7  SEVERABILITY.  If any provision of this
Agreement or the application thereof is held invalid, the remaining provisions or applications of this Agreement shall continue in effect, and any invalid provision shall be enforced to the greatest extent allowable under law.

               7.8 AMENDMENT AND WAIVER. This Agreement may be amended, modified or supplemented only by a writing executed by each of the parties. Either party may in writing waive any provision of this Agreement to the extent such provision is for the benefit of the waiving party. No waiver by either party of a breach of any provision of this Agreement shall be construed as a waiver of any subsequent or different breach, and no forbearance by a party to seek a remedy for noncompliance or breach by the other party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

               7.9  BINDING EFFECT.  The provisions of this
Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

               7.10  NOTICE.  Any notices or communications
required or permitted by this Agreement shall be deemed suffi-ciently given if in writing and when delivered personally or 48 hours after deposit with the United States Postal Service as registered or certified mail, postage prepaid and addressed as follows:

                    (a) If to Employer, to the principal office of Employer in the State of California, marked "Attention:
President"; or

                    (b) If to Employee, to the most recent address for Employee appearing in Employer's records.

               7.11 ARBITRATION. Any dispute, action, suit or proceeding arising out of or relating to this Agreement or the interpretation, performance or breach of this Agreement shall, if demanded by any party, be determined and settled by arbitration to be held in the County of Los Angeles, State of California, in accordance with the rules of the American Arbitration Association. Any award rendered by the arbitrator shall be final and binding

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upon each party to the arbitration and judgment on the award may be entered in any court.

               7.12 HEADINGS. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE                          EMPLOYER

                                  3D SYSTEMS, INC.



__________________________        By:___________________________
RICHARD BALANSON
                                  Its:__________________________


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